UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 18, 2005

INPHONIC, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-51023	52-2199384
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1010 Wisconsin Avenue, Suite 600, Washington, DC	20007
(Address of principal executive offices)	(ZIP Code)

Registrant’s telephone number, including area code: (202) 333-0001

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 3 – Securities and Trading Markets

Item 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On October 21, 2005, InPhonic, Inc. announced that it is in compliance with Nasdaq Marketplace Rule 4350(i)(1)(C)(ii). A copy of the press release is furnished as Exhibit 99.1 hereto.

Nasdaq had determined that InPhonic’s Asset Purchase Agreement dated April 26, 2005 with respect to the acquisition of certain of the assets of VMC Satellite, Inc. violated Nasdaq Marketplace Rule 4350(i)(1)(C)(ii) because it could have conceivably resulted in the issuance of greater than 20% of InPhonic’s common stock if InPhonic’s stock price declined significantly.

On September 19, 2005, InPhonic entered into a First Amendment to the original Asset Purchase Agreement dated April 26, 2005 to remedy this violation. The First Amendment amended the original Asset Purchase Agreement to limit the number of shares of common stock issuable in connection with the acquisition if any potential issuance of InPhonic’s common stock would cause InPhonic to be in violation of applicable Nasdaq requirements. In the unlikely event InPhonic’s stock price were to drop to a level that would cause the number of shares issuable to reach such limit, InPhonic would be required to pay cash for any such shares not issued as a result of the limitation.

On October 18, 2005, Nasdaq notified InPhonic in writing that InPhonic had regained compliance with Nasdaq Marketplace Rule 4350(i)(1)(C)(ii), subject to compliance with Nasdaq Marketplace Rule 4803(a). InPhonic believes that its press release satisfies Nasdaq Marketplace Rule 4803(a) and that the matter is now resolved.

Section 9 – Financial Statements and Exhibits

Item 9.01. Financial Statements and Exhibits.

(c)	Exhibits.

99.1	Press Release dated October 21, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INPHONIC, INC.

By:	/s/ Lawrence S. Winkler
Name:	Lawrence S. Winkler
Title:	Chief Financial Officer, Executive Vice President and Treasurer

Date: October 21, 2005

INDEX TO EXHIBITS

Exhibit No.	Description
Exhibit 99.1	Press Release dated October 21, 2005.